Exhibit 8.1

Prosperity Bancshares, Inc.

80 Sugar Creek Center Boulevard

Sugarland, Texas 77478

August 23, 2019

Ladies and Gentlemen:

We have acted as counsel to Prosperity Bancshares, Inc., a Texas corporation (“Prosperity”), in connection with the Agreement and Plan of Reorganization By and Between Prosperity and LegacyTexas Financial Group, Inc., a Maryland corporation (“Legacy”), dated as of June 16, 2019 (the “Merger Agreement”), pursuant to which Legacy will merge with and into Prosperity, with Prosperity surviving such merger (the “Merger”). Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

This opinion of counsel (our “Tax Opinion”) is being furnished to you pursuant to Section 9.10 of the Merger Agreement. In connection therewith, we have examined and relied upon the facts, information, statements, representations and covenants contained in (i) the joint proxy statement/prospectus (the “Proxy Statement/Prospectus”), which forms part of the Registration Statement on Form S-4 of Prosperity (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “SEC”) on August 23, 2019, (ii) all submissions to the SEC related to clause (i), (iii) the Merger Agreement, (iv) the representation letters, dated the date hereof, delivered to us by Prosperity and Legacy (the “Representation Letters”) and (v) such other documents, records and information provided to us by Prosperity and Legacy as we have deemed necessary or appropriate as a basis for this Tax Opinion. References to each of the documents above include references to any exhibits, attachments, appendices and schedules thereto. Our Tax Opinion assumes and is conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, statements, representations and covenants set forth in each of the documents referred to above, which we neither have investigated nor verified. Our Tax Opinion further assumes that all of the facts, information, statements, representations, and covenants set forth in the Representation Letters are true, correct and complete, and at the Closing Date and the Effective Time will be true, correct and complete, in each case without regard to any qualification for knowledge or belief.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, electronic or

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facsimile copies and the authenticity of the originals of such documents. We also have assumed that the Merger will be consummated in the manner described in the Registration Statement and Merger Agreement, and that none of the terms and conditions in the Merger Agreement will have been waived or modified in any manner relevant to the conclusions set forth in this Tax Opinion. Any inaccuracy in any of the aforementioned facts, information, statements, representations or assumptions, or any breach of any of the aforementioned covenants (including on account of events occurring subsequent to the Effective Time), could adversely affect our Tax Opinion.

Based upon and subject to the foregoing, and subject to the exceptions, assumptions, conditions, limitations and qualifications stated in the Merger Agreement, the Representation Letters, the Registration Statement and the Proxy Statement/Prospectus, all statements of legal conclusion in the section entitled, “Material U.S. Federal Income Tax Consequences of the Merger” in the Proxy Statement/Prospectus constitutes the opinion of Bracewell LLP as to the material U.S. federal income tax consequences of the Merger.

Our Tax Opinion is based on our interpretation of the Code, applicable Treasury regulations, judicial authority and administrative rulings and practice, all as of the date hereof. There can be no assurance that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein. We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so. Our Tax Opinion is not binding on the Internal Revenue Service (the “IRS”) or any court and will not preclude the IRS or a court from adopting a contrary position. We express no other opinion regarding the state, local, foreign or other tax consequences, of the Merger.

Our Tax Opinion is delivered to you solely for the purposes of the Registration Statement in connection with the Merger. We consent to the filing of our Tax Opinion with the SEC as Exhibit 8.1 to the Registration Statement and to the references to our firm name in the Proxy Statement/Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the SEC thereunder.

Sincerely,

/s/ Bracewell LLP

Bracewell LLP

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